Exhibit 99.1

                 SJW CORP. (NYSE:  SJW) ANNOUNCES
                 FIRST QUARTER FINANCIAL RESULTS

       Board Declares Quarterly Dividend on Common Stock

     SAN JOSE, CA, April 26, 2007 - SJW Corp. (NYSE: SJW) today reported net income of $2.122 million for the quarter ended March 31, 2007, or diluted earnings per common share of $0.11, compared to $4.203 million or $0.23 per share for the same quarter in 2006. During the first quarter of 2006, a sale of nonutility property contributed approximately $1.535 million or $0.08 per share to earnings.

     Operating revenue for the first quarter was $39,017,000 versus $33,741,000 for the same period in 2006, representing an increase of $5,276,000 or 16%. Approximately $2,284,000 of the total revenue increase was attributable to cumulative rate increases, $1,453,000 came from increased customer demand, $1,365,000 was attributable to new connections, and $174,000 was from other sources.

     "The first quarter represented another strong revenue period for SJW Corp.," said W. Richard Roth, President and Chief Executive Officer. "Our team is executing well, and we are excited about the progress we are making with Canyon Lake Water Service Company in Texas."

     "At the same time, during the quarter, we experienced increased production costs due to increased purchased water. Rainfall to date in our watershed in California has been a little less than half of normal levels, and this could mean continued increases in purchased water and groundwater production for the next few quarters."

     Total water production costs for the first quarter of 2007, consisting of purchased water, energy and groundwater extraction charges, increased $4,455,000, or 15% from the first quarter of 2006. Of this increase in production costs, $2,185,000 was attributable to decreased surface water supply necessitating additional purchased water, $1,923,000 was due to higher customer demand and $347,000 was spent on higher costs for groundwater extraction, higher energy prices and other costs.

     Total quarterly administrative and general expenses in the first quarter of 2007 increased $699,000 from 2006 due to $370,000 dedicated to operation of the Canyon Lake Water Service Company which was acquired in the second quarter of 2006, $396,000 in increased salaries, benefits and retirement costs, $142,000 in increased worker's compensation costs due to a nonrecurring refund received in the first quarter of 2006, offset by a $209,000 decrease in other costs. In addition, maintenance expenses increased $487,000, depreciation expense increased $423,000, and taxes other than income increased $112,000. Income tax expense decreased $488,000 in the first quarter of 2007 versus the first quarter of 2006.

     During the quarter, SJW Land Company, a wholly-owned subsidiary of SJW Corp., announced the purchase of real estate located in Knoxville, Tennessee, for an aggregate purchase price of approximately $47,625,000. The purchase was funded from proceeds of a nonutility property sale that occurred in the fourth quarter of 2006, along with borrowed funds of approximately $13,500,000. "The purchase of the office building, distribution facility and adjacent acreage in Knoxville is in line with our goal of owning income-producing properties that provide a return consistent with the return on the entire real estate portfolio," said Mr. Roth.

     For the three months ended March 31, 2007, other comprehensive loss of $1,350,000, net of tax, was due to a decrease in the market value of the investment in California Water Service Group as of that date.

     Additionally, the Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.15125 per share. The dividend is payable on June 1, 2007 to shareholders of record on May 7, 2007.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, Canyon Lake Water Service Company and SJW Land Company. Together San Jose Water Company and Canyon Lake Water Service Company provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and Canyon Lake, Texas. SJW Land Company owns and operates commercial buildings, has a majority interest in a real estate partnership, and has properties in the states of California, Florida, Connecticut, Texas, Arizona and Tennessee.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation
Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


                               SJW Corp.
      Condensed Consolidated Statements of Income and Comprehensive Income
                              (Unaudited)
          (thousands of dollars, except share and per share data)

                                          THREE MONTHS ENDED
                                               MARCH 31
                                           2007        2006
                                        ----------------------
OPERATING REVENUE                       $39,017         33,741
OPERATING EXPENSE:
  Operation:
    Purchased water                       9,326          6,654
    Power                                   912            559
    Groundwater extraction charge         3,566          2,136
                                        -------        -------
    Total production costs               13,804          9,349

    Administrative and general            5,790          5,091
    Other                                 3,621          3,661
  Maintenance                             2,792          2,305
  Taxes, other than income                1,582          1,470
  Depreciation & amortization             5,613          5,190
  Income taxes                            1,406          1,894
                                        -------        -------
    Total operating expense              34,608         28,960
                                        -------        -------
OPERATING INCOME                          4,409          4,781

Gain on sale of nonutility property,
  net of taxes of $1,056                      -          1,535
Interest on long-term debt
  and other                              (2,287)        (2,113)
                                         -------        -------
NET INCOME                               $2,122          4,203
                                        =======        =======
Other comprehensive income
  (loss), net                            (1,350)         4,426
                                         -------       -------
COMPREHENSIVE INCOME                     $  772          8,629
                                         =======       =======

Earnings per share
   -Basic                                 $0.12           0.23
   -Diluted                               $0.11           0.23

Dividend per share                        $0.15           0.14

Weighted average shares outstanding
  - Basic                            18,300,260     18,271,270
  - Diluted                          18,526,120     18,530,097



                                    SJW Corp.
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)
              (thousands of dollars, except share and per share data)

                                                   March 31      December 31
                                                       2007             2006
                                                   --------      -----------
ASSETS
UTILITY PLANT:
  Land                                             $  4,837            4,837
  Depreciable plant and equipment                   726,757          716,679
  Construction in progress                           13,924           10,863
  Intangible assets                                   8,040            8,040
                                                    -------          -------
     Total utility plant                            753,558          740,419
Less accumulated depreciation and amortization      240,243          234,173
                                                    -------          -------
     Net utility plant                              513,315          506,246
NONUTILITY PROPERTY:                                 91,721           43,868
Less accumulated depreciation and amortization        3,220            3,303
                                                    -------          -------
     Net nonutility property                         88,501           40,565
CURRENT ASSETS:
  Cash and cash equivalents                           2,691            3,788
  Accounts receivable and accrued
   unbilled utility revenue                          21,121           21,956
  Sale proceeds held in trust account                     -           31,261
  Prepaid expenses and other                          2,034            2,470
                                                    -------          -------
    Total current assets                             25,846           59,475
OTHER ASSETS:
  Investment in California Water Service Group       42,150           44,438
  Unamortized debt issuance and
    reacquisition costs                               3,356            3,220
  Regulatory assets                                  50,483           50,483
  Other                                               1,267            1,437
                                                    -------          -------
                                                     97,256           99,578
                                                    -------          -------
                                                   $724,918          705,864
                                                   ========          =======
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common stock                                     $  9,538            9,522
  Additional paid-in capital                         17,390           16,267
  Retained earnings                                 186,612          186,876
  Accumulated other comprehensive income             14,167           15,517
                                                    =======          =======
  Shareholders' equity                              227,707          228,182
  Long-term debt, less current portion              196,836          163,648
                                                    -------          -------
    Total capitalization                            424,543          391,830
CURRENT LIABILITIES:
  Line of credit                                          -           15,500
  Current portion of long-term debt                     644              485
  Accrued groundwater extraction charge and
    purchased water                                   4,971            4,244
  Purchased power                                       419              301
  Accounts payable                                    4,351            7,267
  Accrued interest                                    2,827            3,871
  Accrued taxes                                       2,409                -
  Other current liabilities                           4,213            5,578
                                                    -------          -------
  Total current liabilities                          19,834           37,246
DEFERRED INCOME TAXES AND CREDITS                    82,087           83,347
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS
  IN AID OF CONSTRUCTION                            166,403          163,180
POSTRETIREMENT BENEFIT PLANS                         27,368           26,298
OTHER NONCURRENT LIABILITIES                          4,683            3,963
                                                    -------          -------
                                                   $724,918          705,864
                                                    =======          =======